Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-220257 on Form S-3 of Sempra Energy of our report dated November 13, 2017, relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”) as of and for the year ended December 31, 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes the ring-fencing measures implemented by the Company) appearing in the Current Report on Form 8-K of Sempra Energy dated January 2, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, TX

January 2, 2018